UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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GILEAD SCIENCES, INC.
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Gilead Sciences, Inc.

Annual Meeting of Stockholders

May 10, 2012

Supplemental Information Regarding Proposals No. 3, 4 and 5

Your vote is important to us. At the 2012 annual meeting, in addition to the election of directors and the ratification of our auditors, our stockholders will vote on three important proposals. First, there is an advisory resolution to approve the compensation of our named executive officers or “say-on-pay.” This appears as Proposal No. 3 in our proxy materials. In addition, our stockholders will vote on two stockholder proposals—one requesting our Board to take steps to permit stockholder action by written consent and one requesting that our Board take steps to redeem Gilead’s poison pill plan unless the plan is subject to a stockholder vote. These proposals are Proposals No. 4 and 5 in our proxy materials, respectively.

We are writing to ask for your support at the Annual Meeting by voting in accordance with the recommendations of our Board of Directors on all proposals. For the reasons below, our Board of Directors unanimously recommend that you vote FOR Proposal No. 3. Our Board believes Proposals No. 4 and 5 are not in the best interest of our stockholders and thus unanimously recommends that you vote AGAINST these proposals.

Proposal 3—Advisory Vote on Executive Compensation

The two leading proxy advisory firms reached opposing conclusions on our say-on-pay proposal. Glass Lewis & Co. recommends that stockholders vote for the proposal, stating that “[w]e believe the board and the compensation committee have adopted a range of best market practices that minimize risky behavior among executives, and the compensation program, in aggregate, is well-designed to align pay with performance.” Conversely, ISS Proxy Advisory Services recommends that shareholders vote against the proposal primarily because they calculate our Chief Executive Officer’s pay as being high in relation to our total shareholder return when compared to “peers” that they select. We disagree for two reasons. First, ISS values our Chief Executive Officer’s equity compensation based on the amount that is awarded, which represents only a future opportunity and not actual realized pay. At Gilead, our executives only realize value from equity-based compensation if our stock value increases after the equity is awarded. Second, ISS’s peer group is generally compromised of companies with smaller market capitalization that are not our primary competitors for talent or products.

For the reasons set forth below and in our 2012 proxy statement, we believe Gilead’s executive compensation programs directly link pay and performance and urge you to vote FOR the advisory vote on executive compensation.

Gilead achieved strong operational performance in 2011. Because of our strong leadership, our 2011 operational performance met or exceeded our objectives. We continued to capitalize on opportunities to enhance our business and position us for further future growth, including:

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the acquisition of Pharmasset, Inc., which brought to Gilead GS-7977, a development stage compound which has the potential to be an important component of an all-oral antiviral regimen for patients with chronic hepatitis C infection,

—	the achievement of significant clinical and commercial milestones, including:

–	marketing approval and commercial launch of Complera®/Eviplera®, our second single tablet regimen for the treatment of HIV in the United States, Canada and Europe;

–	submitting a new drug application for “Quad”, our third single tablet regimen for the treatment of HIV;

–	receiving FDA approval for a revised Letairis® label, which has improved patient access to the drug and significantly increased sales of the product; and

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entering into several important licensing agreements to develop additional single-tablet regimens and fixed-dose combinations for the treatment of HIV infection and collaboration agreements for the treatment of chronic hepatitis B, respiratory syncytial virus and cancer, all of which have strengthened our research and development pipeline.

Gilead achieved strong financial performance relative to its peer group in 2011

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We achieved our key financial performance objectives, with our total revenues growing by 5% to $8.39 billion, compared to $7.95 billion in 2010, and product sales increasing 10% to $8.10 billion, compared to $7.39 billion in 2010.

—	Our one-year total shareholder return was 12.9%, which is above the median of our compensation peer group.

—	Our year-to-date our stock price is up over 20%.

Gilead’s executive compensation program aligns pay with performance. The Compensation Committee believes that realizable pay – rather than potential pay – is the most relevant measure of pay-for-performance alignment as it represents the value actually earned by the executive.

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Equity Compensation is Performance Based: Because Gilead’s equity compensation is delivered entirely in the form of performance-based shares and stock options, 100% of the value realized by an executive officer from his or her equity awards is performance-based. Both of these vehicles are aligned with the long-term interests of our stockholders because the value realized from these awards is dependent on Gilead’s performance with respect to total shareholder return. Our Compensation Committee has structured our performance share awards to vest only if Gilead achieves pre-determined levels of total stockholder return and revenue growth over a three-year period relative to our peers. Further, stock options only deliver value to the executive if Gilead’s stock price appreciates after they are granted to an executive. For example, from 2009 through 2011, John Martin’s realized pay was significantly below his target compensation levels, primarily due to the underperformance of our stock relative to our peers in 2009 and 2010. In addition, as of December 31, 2011, all of the stock options granted to Dr. Martin during 2009 and 2010 had exercise prices greater than the market stock price and therefore have provided him no realized compensation value.

—	Pay was Aligned with Performance from 2009 to 2011. The following graph provides an illustration of this alignment for our Chief Executive Officer over the three-year period from 2009 through 2011.

Pay-for-Performance Alignment (1)(2)

(1)

Target compensation includes actual cash compensation, stock options granted based on the grant-date fair market value and performance shares awards granted based on the grant-date fair market value. Performance share awards grant-date fair market value is based on the probable attainment of the performance objectives in accordance with FASB ASC Topic 718.

(2)

Realizable compensation includes actual cash compensation, the intrinsic value of the stock options granted based on the closing price of our stock on December 31, 2011, of $40.93 and performance share awards based on the closing stock price on December 31, 2011, of $40.93 and the current performance tracking on the three-year performance shares from grant date to end of 2011.

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Equity Compensation Comprises 74% of Target Compensation: The equity awards granted to our executive officers are intended to reward the achievement of long-term objectives that create and sustain long-term stockholder value. In 2011, equity compensation comprised an average of 74% of the target total compensation opportunity for our named executive officers. At the same time, the cash compensation opportunities of our named executive officers have been consistently below the median of our peers. The result is that when our total shareholder return lags behind industry peers, as it did in 2009 and 2010, the actual pay realized by our named executive officers is correspondingly lower.

Gilead’s Chosen Peer Group is Appropriate: We review our compensation peer group on an annual basis and make adjustments as necessary to ensure the comparator companies properly reflect the market in which we compete for executive talent. This annual review also ensures that we maintain a reasonable number of peer companies that are similar to us in terms of business strategy and other important measures, including industry, market capitalization, revenue and number of employees. We focus only on U.S.-headquartered companies and those that are either direct business or labor market competitors. In early 2011, we updated our compensation peer group to comprise 14 companies. Seven of these companies had higher revenue than Gilead and seven had lower revenue than Gilead. Subsequent to being included in our compensation peer group, three of these companies were acquired (Cephalon, Genzyme and King Pharmaceuticals). Therefore, although a current analysis of the financial characteristics of the available peer companies may suggest that our compensation peer group was weighted towards much larger companies, in actuality, the 2011 peer group used by our Compensation Committee during its compensation deliberations included an equal number of smaller and larger peers, with Gilead positioned at the 48th percentile of revenue.

Larger Peers - Revenue Size	Smaller Peers - Revenue Size
Amgen	Allergan
Bristol-Myers Squibb	Biogen Idec
Johnson & Johnson	Celgene
Merck & Co	Cephalon*
Eli Lilly & Co	Forest Laboratories
Abbott Laboratories	Genzyme*
Pfizer	King Pharmaceuticals*

*Cephalon, Genzyme and King Pharmaceuticals were later acquired and are not included in current proxy analyses by proxy   advisory firms.

Due to the demonstrated direct link between our executives’ realized pay and the performance of our stock price, we respectfully request that you vote FOR Proposal No. 3.

Proposal 4—Stockholder Proposal Requesting that the Board Take Steps to Permit Stockholder Action by Written Consent

The Board believes that holding meetings whereby all stockholders may discuss the proposed actions and vote their shares is the best way for stockholders to take action. Action by written consent would deny smaller stockholders the ability to determine whether to exercise their rights, such as by expressing their views, encouraging the Board to reconsider the matter and voting on the proposed action. Thus, this proposal could

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adversely affect the conduct of stockholder business by resulting in certain stockholders taking action that otherwise would not have been taken if all of our stockholders were afforded the opportunity to discuss, debate and vote on the matter.

Further, our Board also believes adoption of this proposal is unnecessary because Gilead is committed to high standards of corporate governance and has already taken a number of steps to achieve greater transparency and accountability to stockholders. For example:

•	We permit stockholders holding a minimum of 20% of our outstanding shares of common stock to call a special meeting of stockholders.

•	We have eliminated all supermajority voting provisions in our certificate of incorporation and bylaws.

•	Each of our director nominees are elected annually by majority voting in uncontested elections.

•	A substantial majority of our directors (ten out of our twelve directors) are independent.

•	We only have one class of stock with equal voting provisions.

We respectfully request that you vote AGAINST Proposal No. 4.

Proposal 5—Stockholder Proposal Requesting that the Board Take Steps to Redeem Gilead’s Poison Pill Unless the Plan is Subject to a Stockholder Vote

Our Board believes the Amended and Restated Rights Agreement, dated October 21, 1999 (the Plan) remains an important protection against takeover bids or threats that do not fairly value Gilead. The Plan is designed to encourage potential acquirers to negotiate directly with the Board and thereby foster takeover offers that are fair and in the best interests of all Gilead stockholders. The Board is in the best position to evaluate the adequacy of any potential offer, negotiate on behalf of all stockholders and seek a higher price if there is to be a sale of Gilead. The Plan allows the Board to evaluate offers, investigate alternatives and take the necessary steps to maximize stockholder value. Without the protection of the Plan, the Board would lose important bargaining power in negotiating the transaction with a potential acquirer or pursuing a potentially superior alternative.

The Plan also gives our Board of Directors a powerful tool to discourage takeover tactics that may harm stockholders, including “creeping” acquisitions of our company’s stock in the open market, hostile tender offers made at less than a fair price, and partial and two-tiered tender offers that may discriminate against late-tendering stockholders. It is not intended to prevent, and will not prevent, any takeover proposal that our board of directors determines to be in the best interests of our company and our stockholders.

We respectfully request that you vote AGAINST Proposal No. 5.

Thank you for your ongoing support of Gilead Sciences, Inc. We appreciate your time and consideration on these matters and ask for your support of the Board’s recommendations.

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